Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2021, relating to the consolidated financial statements of Snap-on Incorporated and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Snap-on Incorporated for the year ended January 2, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
December 9, 2021